Exhibit 99.1

PRIDE DELIVERS BODYGUARD(R) BODY ARMOR FOR U.S. BORDER PATROL PRISONER TRANSPORT

Camarillo, California (BUSINESSWIRE - November 15, 2006) Pride Business Development Holdings, Inc. (OTCBB:PDVG), a manufacturer of ballistic resistant body armor and other personal protective clothing, announced today that it has commenced delivery of its concealable bullet resistant vests to a private security company contracted by the U.S. Border Patrol to transport prisoners at or near the U.S.A. / Mexico Border. Pursuant to the arrangement, Pride will continuously deliver vests as personnel are deployed. Upon commencement of the arrangement, Pride delivered 200 vests on an immediate basis and has already received orders to deliver an additional 100 vests for the next deployment.

Ari L. Markow, President of Pride Business Development Holdings, Inc. stated, "We have an open ended arrangement for the continuous delivery of body armor as our customer deploys." Mr. Markow further stated, "So far, we have delivered vests to locations in Texas and Arizona and have received additional orders that are to be delivered in California and other locations in both Texas and Arizona."

ABOUT PRIDE BUSINESS DEVELOPMENT HOLDINGS, INC.

Pride Business Development Holdings, Inc. ("Pride"), with its brand of Bodyguard(R) products, is a specialty and protective clothing and materials manufacturer for the domestic and international law enforcement, military and dangerous materials handling markets. Pride's headquarters are located within its 35,000 square foot manufacturing facility and showroom in Camarillo, California. Pride now also occupies a 10,000 square foot manufacturing facility in Jacksboro, Tennessee, which will specialize in the manufacture of tactical body armor and accessories for law enforcement and military. Pride is currently finalizing construction of its own ballistic laboratory at its Camarillo, California headquarters. For information about Pride Business Development Holdings, Inc. please call us at 866-868-0461. For more information about Pride's subsidiary, Bodyguard, Inc., please call us at 866-868-0461.

SAFE HARBOR STATEMENT

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: The Statements which are not historical facts contained in this press release are forward-looking statements, which are based largely on the Company's expectations and are subject to various business risks and uncertainties, certain of which are beyond the Company's control. Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates," variations of such words, and similar expressions are intended to identify such forward-looking statements. These forward-looking statements are only predictions that speak as of the date hereof and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially and adversely from those expressed in any forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, those discussed in our reports on file with the Securities and Exchange Commission. You are cautioned not to place undue reliance on these forward- looking statements that speak only as of the date hereof. We undertake no obligation to revise or update publicly any forward-looking statements to reflect any change in the expectations of our management with regard thereto or any change in events, conditions, or circumstances on which any such statements are based.

For additional information about
Pride Business Development Holdings, Inc., contact:

Ari L. Markow, President
Pride Business Development Holdings, Inc.
805-322-6500
OR
Matt Crist
Alliance Advisors, LLC
858-704-5063
www.allianceadvisors.net